Exhibit 99.2

       Perma-Fix Announces Third Quarter Results and Comments on Positive
                             Outlook for Fiscal 2005

    ATLANTA, Nov. 4 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE: PESI; Germany: PES.BE) today announced financial results for the quarter ended September 30, 2004. Revenues for the quarter were $24.3 million compared to $23.8 million for the same period in 2003. Net loss applicable to common stock for the quarter was $17.6 million, or $0.42 per share, compared to net income applicable to common stock of $4.0 million, or $0.12 per share, for the same period in 2003. Net loss applicable to common stock for the third quarter of 2004 includes $19.3 million of non-recurring charges and discontinued operations, of which approximately $15.0 million are non-cash charges.

    As previously disclosed, the Company discontinued operations at its Detroit, Michigan, facility. As a result, the Company incurred a non-recurring charge of $9.8 million for the discontinued operations, which represents a revision to its previously disclosed estimate of $11.3 million. This reduction is a result of our change in estimate related to the non-cash charge for impairment of goodwill and other intangible assets allocated to discontinued operations. This non-recurring charge could change when the Company completes the actuarial study of its pension plan liability and finalizes settlement of insurance claims due to fires at the facility. Additionally, the Company recorded an estimated impairment charge of approximately $7.1 million pursuant to its preliminary impairment test of the remaining goodwill and other intangible assets of the Industrial Segment, in connection with completion of its third quarter financial statements. The Company also recorded a $1.0 million non-recurring charge on the loss on disposal or impairment of other fixed assets. The Company will complete a final impairment test during the fourth quarter of 2004, and the impairment charge is subject to change, which the Company does not believe will be material. As previously reported, the Company also incurred a charge of $1.4 million for the pre-payment of the $5.6 million principal amount of the Company's 13.5% senior subordinated notes.

    Results for the quarter reflect a 3.2% increase in revenue from the Nuclear Segment and a 0.7% increase in revenue from the Industrial Segment. The increase in the Nuclear Segment was principally attributable to our continued expansion within the mixed waste market, as exemplified by revenue generated from the commercial contract awarded by a Fortune 500 customer. The increase in the Industrial Segment was attributable to the two facilities acquired in the first quarter of 2004, offset by the Army's Newport Hydrolysate project completed in 2003. The Industrial Segment experienced minor disruptions due to the three successive hurricanes in the southeastern U.S.

    For the nine months ended September 30, 2004, consolidated revenues were $60.3 million compared to $60.4 million for the period ended September 30, 2003. Net loss applicable to common stock for the nine months was $19.6 million, or $0.49 per share, compared with net income applicable to common stock of $2.3 million, or $.07 per share for the same period in 2003.

    Dr. Louis F. Centofanti, Chairman and CEO, commented, "During the quarter, we implemented a number of changes that we believe will have a favorable long-term impact on the business. We anticipate the closure of the Detroit facility will improve the financial performance of the Industrial Segment, and the prepayment of the senior subordinated notes will eliminate annual interest expense of approximately $760,000. Our Nuclear Segment remains strong, and with the restructuring of the Industrial Segment complete, we are now refocusing our efforts on driving top-line growth within both segments, as demonstrated by our recent contracts for $6 million from a Fortune 500 customer, and $23 million at the Department of Energy's Hanford site. We are aggressively pursuing similar contracts."

    Dr. Centofanti concluded, "Looking ahead we anticipate the Industrial Segment will experience sales growth and breakeven in 2005, as compared to losses in 2002, 2003 and the first nine months of fiscal 2004. Within our Nuclear Segment, we anticipate continued revenue growth and improved profitability in 2005. As a result, we are quite encouraged by the outlook for fiscal 2005, and our goal is to increase shareholder value."

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Nuclear Segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Industrial Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates eleven major waste treatment facilities across the country.

    This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the information concerning changes that we have implemented will have a favorable long-term impact, change in the one-time charge will not be material, closure of Detroit will improve the financial performance of the Industrial Segment, the Industrial Segment will experience sales growth and breakeven in 2005, our goal to increase shareholder value, and that we anticipate continued revenue growth and improved profitability within the Nuclear Segment. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, insurance settlements as to Detroit facility or actuarial study as to pension plan liability relating to the Detroit facility affecting the charge due to discontinuing the operations at the Detroit facility, future economic conditions, industry conditions, competitive pressures, changes in environmental laws, and neither the government nor any party delivering waste as anticipated. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

    Please visit us on the World Wide Web at http://www.perma-fix.com.

    FINANCIAL TABLE FOLLOWS

                    PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                             Three Months Ended       Nine Months Ended
                                September 30,           September 30,

    (Amounts in Thousands,
     Except for Per Share
     Amounts)                2004         2003         2004         2003

    Net revenues           $24,337      $23,781      $60,277      $60,425
    Cost of goods sold      16,808       14,110       43,195       41,725
       Gross profit          7,529        9,671       17,082       18,700

    Selling, general and
     administrative expenses 4,419        4,610       12,832       13,008
    Loss (gain) on disposal
     or impairment of fixed
     assets                  1,014          (14)         996          (15)
    Impairment loss on
     intangible assets       7,101            -        7,101            -
    Income (loss) from
     operations             (5,005)       5,075       (3,847)       5,707
    Other income (expense):
       Interest income           -            2            2            7
       Interest expense       (294)        (735)      (1,535)      (2,107)
       Interest
        expense-financing
        fees                (1,566)        (256)      (2,079)        (814)
       Other                   (92)         (42)        (354)         (82)
    Income (loss) from
     continuing operations
     before Preferred Stock
     dividends              (6,957)       4,044       (7,813)       2,711

       Preferred Stock
        dividends              (48)         (48)        (142)        (142)
    Income (loss) from
     continuing operations  (7,005)       3,996       (7,955)       2,569

    Discontinued operations:
    Income (loss) from
     discontinued operations  (740)          29       (1,765)        (226)
       Loss on disposals from
        discontinued
        operations          (9,835)           -       (9,835)           -
          Total income (loss)
           on discontinued
           operations      (10,575)          29      (11,600)        (226)
    Net Income (loss)
     applicable to Common
     Stock                $(17,580)      $4,025     $(19,555)      $2,343

    Net income (loss) per
     common share-basic:
     Continuing operations   $(.17)        $.12        $(.20)        $.08
     Discontinued operations  (.25)           -         (.29)        (.01)
     Net income (loss) per
      common share           $(.42)        $.12        $(.49)        $.07

    Net income (loss) per
     common share-diluted:
     Continuing operations   $(.17)        $.11        $(.20)        $.07
     Discontinued operations  (.25)           -         (.29)        (.01)
     Net income (loss) per
      common share           $(.42)        $.11        $(.49)        $.06

    Number of shares and
     potential common shares
     used in net income (loss)
     per common share:

     Basic                  41,648       34,885       40,051       34,764
     Diluted                41,648       38,247       40,051       39,089


                    PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS

    (Amounts in Thousands, Except
     for Share Amounts)                            September 30,  December 31,
                                                         2004          2003
                                                     (Unaudited)
    ASSETS
    Current assets:
      Cash                                                $458           $411
      Restricted cash                                       61             30
      Accounts receivable, net of allowance for
       doubtful accounts of $601 and $661               31,391         23,576
      Prepaid expenses and other                         4,784          2,910
      Current assets of discontinued operations            802          1,454
        Total current assets                            37,496         28,381

      Net property and equipment                        47,530         47,311
      Net property and equipment of discontinued
       operations                                          600          5,758
      Permits                                           13,723         16,150
      Goodwill                                           1,330          5,817
      Finite Risk Sinking Fund                           2,225          1,234
      Other assets                                       3,406          4,635
      Long-term assets of discontinued operations            -            929
        Total assets                                  $106,310       $110,215


    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                  $6,111         $5,518
      Accrued expenses and other                        17,175         14,463
      Current liabilities of discontinued operations     3,214          1,345
      Current portion of long-term debt                  6,074          2,896
      Total current liabilities                         32,574         24,222


    Other long-term liabilities                          9,145          7,983
    Long-term liabilities of discontinued operations     1,804             91
    Long-term debt, less current portion                19,338         26,192
        Total long-term liabilities                     30,287         34,266

        Total liabilities                               62,861         58,488

    Commitments and Contingencies                            -              -


    Preferred Stock of subsidiary, $1.00 par value;
     1,467,396 shares authorized, 1,284,730 shares
     issued and outstanding, liquidation value
     $1.00 per share                                     1,285          1,285

    Stockholders' equity:
      Preferred Stock, $.001 par value; 2,000,000 shares
       authorized, 2,500 shares issued and outstanding       -              -

      Common Stock, $.001 par value; 75,000,000 shares
       authorized, 42,708,117 and 37,241,881 shares issued,
       including 988,000 shares held as treasury stock,
       respectively                                         43             37

      Additional paid-in capital                        80,843         69,640
      Accumulated deficit                              (36,798)       (17,243)
      Interest rate swap                                   (62)          (130)
                                                        44,026         52,304

      Less Common Stock in treasury at cost;
       988,000 shares                                   (1,862)        (1,862)

         Total stockholders' equity                     42,164         50,442
         Total liabilities and stockholders' equity   $106,310       $110,215

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             11/04/2004
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO of Perma-Fix Environmental Services, Inc., +1-404-847-9990; or Investors, David Waldman, dwaldman@lhai.com. or John Heilshorn, both of Lippert\Heilshorn & Associates, +1-212-838-3777; or European Investors, Herbert Strauss-European Investor Relations, +43-316-296-316, herbert@eu-ir.com; or Media, Andrew Lavin of A. Lavin Communications, +1-212-290-9540, or andrewlavin@alavin.com, all for Perma-Fix Environmental Services, Inc./
    /Web site:  http://www.perma-fix.com /
    (PESI)

CO:  Perma-Fix Environmental Services, Inc.
ST:  Georgia
IN:  ENV
SU:  ERN ERP